Exhibit 99.1

NASDAQ REPORTS STRONG FIRST QUARTER 2015 FINANCIAL RESULTS

•	First quarter 2015 non-GAAP diluted EPS of $0.80, the company’s second-highest non-GAAP: operating income, net income and diluted EPS. First quarter 2015 GAAP diluted EPS was $0.05.
•	The Board has authorized a 67% increase in the quarterly dividend, to $0.25 per share from $0.15.
•

First quarter 2015 net revenues[1] were $507 million, down 4% year-over-year. On an organic basis, excluding the impact of foreign exchange rates and acquisitions, non-trading segment organic growth was 3%.

•

A restructuring effort eliminated $17-$19 million in annualized expenses. The company will incur related charges of $63 million, of which $31 million was realized in the first quarter of 2015. In addition, restructuring charges included a non-cash charge of $119 million related to our global rebranding initiative.

•

Non-GAAP operating expenses were $272 million in the first quarter of 2015, down 8% year-over-year. On an organic basis, excluding the impact of foreign exchange rates, non-GAAP operating expenses fell 2%.

•	Non-GAAP operating margin was 46% in the first quarter of 2015, up from 44% in the prior year period.
•	The company repurchased $30 million of our common stock in the first quarter of 2015, bringing total repurchases to $208 million during the last four quarters.
•	The 2015 non-GAAP expense forecast was lowered to $1,085 - $1,110 million, due to the impact of both restructuring actions and changes in foreign exchange rates.

New York, N.Y.—The NASDAQ OMX Group, Inc. (NASDAQ: NDAQ) today reported results for the first quarter of 2015. First quarter net revenues were $507 million, down 4% from $529 million in the prior year period, driven primarily by a $29 million negative impact from foreign exchange rates. On an organic basis, excluding the impact of foreign exchange rates and acquisitions, first quarter net revenues were unchanged, as 3% organic growth in the non-trading segments was offset by declines in Market Services, largely due to lower volumes.

“Nasdaq has delivered strong results in what remains a challenging and competitive operating environment,” said Bob Greifeld, CEO, Nasdaq. “The diversity of our business, coupled with a balanced approach to investment and capital return, bolsters confidence in the flexibility of our model to continue to deliver for our clients and our shareholders.”

Mr. Greifeld continued, “We had a tremendous start to 2015 including the acquisition of Dorsey, Wright and Associates, the announcement of a new energy futures platform, continued leadership in IPOs, new market structure initiatives and a range of product introductions across our businesses. We remain focused on executing on the company’s opportunity set by deepening our client relationships through our broad product and service offerings, enhancing our competitive position by efficiently leveraging our technology and increasing the yield on recent investments to enhance returns for our shareholders.”

On a non-GAAP basis, first quarter 2015 operating expenses were $272 million, down 8% as compared to the prior year quarter, due to the impact of changes in foreign exchange rates and the result of expense reduction initiatives. On an organic basis, first quarter 2015 non-GAAP operating expenses were down 2% compared to the prior year period.

[1]	Represents revenues less transaction-based expenses.

In response to certain revenue and profit headwinds, including an unfavorable impact from changes in foreign exchange rates, a restructuring effort was initiated during the first quarter of 2015 to improve efficiency, eliminating $17-$19 million in annualized costs, through a combination of reducing compensation, real estate and technology expenses. The company recognized $31 million in charges due to this restructuring in the first quarter of 2015, and expects to recognize a total of $32 million in additional charges through the second quarter of 2016. In addition, restructuring charges in the first quarter of 2015 included a non-cash charge of $119 million related to our global rebranding initiative.

“Continued organic growth in the non-transactional businesses and ongoing application of Nasdaq’s hallmark expense discipline offset foreign exchange headwinds and helped deliver near-record non-GAAP earnings for our shareholders,” said Lee Shavel, EVP and CFO, Nasdaq. “The stable nature of our financial model produces strong cash flows and supports our decision to substantially increase Nasdaq’s dividend, emphasizing a significant income dimension to shareholders while still allowing sufficient financial flexibility to reinvest cash flow when opportunities emerge to generate attractive returns.”

On a GAAP basis, operating expenses were $480 million in the first quarter of 2015, compared to $345 million in the prior year quarter, and includes $208 million of charges not reflected in non-GAAP operating expenses: including $150 million of charges due to the 2015 restructuring program, $31 million of special legal expenses and $15 million of amortization expense from acquired intangible assets.

First quarter 2015 non-GAAP diluted earnings per share was $0.80, up $0.02 compared to $0.78 in the first quarter of 2014. Non-GAAP diluted earnings per share for the first quarter of 2015 excluded $195 million of pre-tax adjustments.

On a GAAP basis, net income attributable to Nasdaq for the first quarter of 2015 was $9 million, or $0.05 per diluted share, compared with $103 million, or $0.59 per diluted share, in the prior year quarter.

Please refer to our reconciliation of GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses included in the attached schedules.

The company repurchased 0.6 million shares, or $30 million of our common stock, in the first quarter of 2015 at an average price of $50.08.

On March 31, 2015, the company had cash and cash equivalents of $328 million and total debt of $2,306 million, resulting in net debt of $1,978 million. This compares to net debt of $2,130 million at March 31, 2014.

BUSINESS HIGHLIGHTS

Market Services (37% of total net revenues) - Net revenues were $188 million in the first quarter of 2015, down $20 million when compared to $208 million in the first quarter of 2014.

Equity Derivatives (9% of total net revenues) – Net equity derivative trading and clearing revenues were $46 million in the first quarter of 2015, down $10 million compared to the first quarter of 2014. The decline in equity derivatives revenue was driven by lower average net capture and industry volumes in U.S. options, while changes in foreign exchange rates more than offset the impact of higher volumes in European products.

Cash Equities (11% of total net revenues) – Net cash equity trading revenues were $59 million in the first quarter of 2015, up $2 million compared to the first quarter of 2014. The increase in cash equity trading revenue resulted primarily from higher U.S. cash equity average capture and European industry volumes, partially offset by the impact of changes in foreign exchange rates.

Fixed Income, Currency and Commodities (5% of total net revenues) – Net FICC trading and clearing revenues were $24 million in the first quarter of 2015, down $11 million from the first quarter of 2014, due to the impact of changes in foreign exchange rates, volume declines across most FICC products, and a scheduled end in licensing revenues from an eSpeed technology customer.

Access and Broker Services (12% of total net revenues)2 – Access and broker services revenues totaled $59 million in the first quarter of 2015, a decline of $1 million compared to the first quarter of 2014, as organic revenue increases were offset by the impact of changes in foreign exchange rates.

Information Services (25% of total net revenues) – Revenues were $125 million in the first quarter of 2015, up $2 million from the first quarter of 2014.

Data Products (20% of total net revenues) – Data products revenues were $100 million in the first quarter of 2015, unchanged compared to the first quarter of 2014, as increased revenue from Nasdaq Basic and the inclusion of revenue associated with the Dorsey Wright acquisition were offset by lower audit collections, and the impact of changes in foreign exchange rates.

Index Licensing and Services (5% of total net revenues) – Index licensing and services revenues were $25 million in the first quarter of 2015, up $2 million from the first quarter of 2014. The revenue growth was driven by the inclusion of revenue associated with the Dorsey Wright acquisition, and higher revenues from licensing certain structured products. Index revenue derived from exchange traded products licensed to Nasdaq indices was unchanged, as increases in AUMs in listed products were offset by pricing mix changes.

Technology Solutions (26% of total net revenues) - Revenues were $130 million in the first quarter of 2015, down $10 million from the first quarter of 2014.

Corporate Solutions (15% of total net revenues) – Corporate solutions revenues were $75 million in the first quarter of 2015, down $7 million from the first quarter of 2014. The corporate solutions revenue decline was due primarily to declines in investor relations products, the impact of changes in foreign exchange rates, partially offset by organic growth in governance products.

Market Technology (11% of total net revenues)2 – Market technology revenues were $55 million in the first quarter of 2015, down $3 million from the first quarter of 2014. Declines were driven entirely by an unfavorable impact from changes in foreign exchange rates, partially offset by organic growth, in particular from expansion of SMARTS surveillance and BWise enterprise risk management solutions. New order intake was $40 million for the first quarter of 2015, down after a record new order intake in the prior quarter, but the $728 million backlog at March 31, 2015 establishes a new record high.

Listing Services (12% of total net revenues) – Revenues were $64 million in the first quarter of 2015, up $6 million compared to the first quarter of 2014 due to certain pricing actions and increases in the number of both U.S. and European listed companies, partially offset by a lower number of initial public offerings (IPOs) and the impact of changes in foreign exchange rates.

[2]	Certain pre-trade risk product revenues previously included in Access and Broker Services revenues have been recast as Market Technology revenues, with prior periods restated.

Reducing 2015 non-GAAP expense guidance – Due to the impact of our 2015 restructuring program, as well as the impact of changes in foreign currency rates, the company has reduced its 2015 non-GAAP operating expense guidance to $1,085-$1,110, from $1,120-$1,150 million. Included in this non-GAAP operating expense guidance is an expected $30-$40 million in R&D spending, unchanged from prior guidance.

CORPORATE HIGHLIGHTS

•

Strong growth in assets tracking Nasdaq indices, particularly in smart beta indices. Overall assets benchmarked to all Nasdaq Indexes grew 6% to $105 billion, as of March 31, 2015, with a portion of the growth coming from our acquisition of Dorsey, Wright & Associates (DWA), a market leader in data analytics, passive indexing and smart beta strategies. In the first two months with Nasdaq, assets tracking DWA indices grew an impressive 37%. The acquisition further strengthened Nasdaq’s position as a leading smart beta index provider with $45 billion in assets benchmarked to its family of Smart Beta indexes. Additionally, we successfully migrated over 10,000 DWA analytics tools and services subscribers to our next-generation, cloud-based platform.

•

NASDAQ Led U.S. Exchanges for IPOs in 1Q15, continued momentum at Nasdaq Private Market. The Nasdaq Stock Market (NASDAQ) welcomed 43 new listings, including 27 IPOs in the first quarter of 2015. Approximately 66 percent of all US IPOs listed with NASDAQ, including 8 of the top 10 best performing IPOs, 80 percent of venture capital-backed IPOs and 88 percent of international IPOs listed on U.S. markets. During the quarter, NASDAQ also welcomed transferring listings Advanced Micro Devices (AMD) and Towers Watson (TW)[3]. At Nasdaq Private Market, more than 75 companies are now using its equity management services including the first quarter 2015 addition of London-based Shazam Entertainment, which joins a diverse customer group including Magic Leap, Tango, Hipmunk, Health Catalyst and Motley Fool.

•

Nasdaq’s Market Services business materially expanding its Fixed Income, Currency and Commodity (FICC) offerings. In the first quarter of 2015, Nasdaq announced the expansion of its commodities business into the U.S. energy market with the pending NFX futures exchange, in partnership with the OCC. NFX has secured support from a significant number of leading market participants, including leading broker/dealers, futures commission merchants, ISVs and end-users, and is expected to launch in mid-2015. Building on the successful 2014 introduction of electronic Treasury Bills trading, in the first quarter of 2015 eSpeed introduced trading in “Short Shorts” (short-dated Treasury bonds), and has announced and is preparing 2015 launches of electronic trading in both a U.S. Treasury Coupon Roll offering as well as Off-the-Run Treasury bonds.

[3]	Previously dual-listed, Towers Watson voluntarily single-listed on NASDAQ in March 2015

ABOUT NASDAQ

Nasdaq (Nasdaq:NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to more than 3,500 listed companies with a market value of over $9.5 trillion and more than 10,000 corporate clients. To learn more, visit www.nasdaq.com/ambition or www.nasdaqomx.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that make certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess Nasdaq’s operating performance by making certain adjustments or excluding costs or gains and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections about our future financial results, growth, trading volumes, products and services, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

MEDIA RELATIONS CONTACT: + Joseph Christinat + +1.646.441.5121 + joseph.christinat@nasdaq.com	INVESTOR RELATIONS CONTACT: + Ed Ditmire, CFA + +1.212.401.8737 + ed.ditmire@nasdaq.com

The NASDAQ OMX Group, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Market Services	$539	$603	$577
Transaction-based expenses:
Transaction rebates	(261)	(294)	(285)
Brokerage, clearance and exchange fees	(90)	(108)	(84)

Total Market Services revenues less transaction-based expenses	188	201	208

Listing Services	64	61	58
Information Services	125	113	123
Technology Solutions	130	142	140

Revenues less transaction-based expenses	507	517	529

Operating Expenses:
Compensation and benefits	147	149	158
Marketing and advertising	7	8	8
Depreciation and amortization	34	33	35
Professional and contract services	33	40	39
Computer operations and data communications	35	24	22
Occupancy	21	34	25
Regulatory	7	6	7
Merger and strategic initiatives	—	35	28
General, administrative and other	46	15	23
Restructuring charges	150	—	—

Total operating expenses	480	344	345

Operating income	27	173	184

Interest income	1	2	2
Interest expense	(28)	(28)	(30)
Net income from unconsolidated investees	14	—	—
Asset impairment charges	—	(49)	—

Income before income taxes	14	98	156
Income tax provision	5	11	53

Net income attributable to Nasdaq	$9	$87	$103

Per share information:
Basic earnings per share	$0.05	$0.52	$0.61

Diluted earnings per share	$0.05	$0.50	$0.59

Cash dividends declared per common share	$0.15	$0.15	$0.28

Weighted-average common shares outstanding for earnings per share:
Basic	169.0	168.2	169.6
Diluted	172.7	172.5	173.7

The NASDAQ OMX Group, Inc.

Revenue Detail

(in millions)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(unaudited)	(unaudited)	(unaudited)
MARKET SERVICES
Equity Derivative Trading and Clearing Revenues	$116	$135	$138
Transaction-based expenses:
Transaction rebates	(64)	(73)	(75)
Brokerage, clearance and exchange fees	(6)	(9)	(7)

Total net equity derivative trading and clearing revenues	46	53	56
Cash Equity Trading Revenues	339	378	343
Transaction-based expenses:
Transaction rebates	(197)	(221)	(210)
Brokerage, clearance and exchange fees	(83)	(98)	(76)

Total net cash equity trading revenues	59	59	57
Fixed Income, Currency and Commodities Trading and Clearing Revenues	25	30	36
Transaction-based expenses:
Brokerage, clearance and exchange fees	(1)	(1)	(1)

Total net fixed income, currency and commodities trading and clearing revenues	24	29	35

Access and Broker Services Revenues	59	60	60

Total Net Market Services revenues	188	201	208

LISTING SERVICES REVENUES	64	61	58

INFORMATION SERVICES
Data Products revenues	100	91	100
Index Licensing and Services revenues	25	22	23

Total Information Services revenues	125	113	123

TECHNOLOGY SOLUTIONS
Corporate Solutions revenues	75	78	82
Market Technology revenues	55	64	58

Total Technology Solutions revenues	130	142	140

Total revenues less transaction-based expenses	$507	$517	$529

The NASDAQ OMX Group, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$328	$427
Restricted cash	19	49
Financial investments, at fair value	194	174
Receivables, net	344	389
Deferred tax assets	23	16
Default funds and margin deposits	2,635	2,194
Other current assets	145	151

Total current assets	3,688	3,400
Property and equipment, net	281	292
Non-current deferred tax assets	652	536
Goodwill	5,350	5,538
Intangible assets, net	1,995	2,077
Other non-current assets	276	244

Total assets	$12,242	$12,087

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$207	$189
Section 31 fees payable to SEC	82	124
Accrued personnel costs	71	143
Deferred revenue	282	177
Other current liabilities	133	116
Deferred tax liabilities	30	37
Default funds and margin deposits	2,635	2,194

Total current liabilities	3,440	2,980
Debt obligations	2,306	2,313
Non-current deferred tax liabilities	587	626
Non-current deferred revenue	210	215
Other non-current liabilities	154	159

Total liabilities	6,697	6,293

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,243	3,222
Common stock in treasury, at cost	(94)	(41)
Accumulated other comprehensive loss	(883)	(682)
Retained earnings	3,276	3,292

Total Nasdaq stockholders’ equity	5,544	5,793
Noncontrolling interests	1	1

Total equity	5,545	5,794

Total liabilities and equity	$12,242	$12,087

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
GAAP net income attributable to Nasdaq	$9	$87	$103

Non-GAAP adjustments:

Other income from OCC equity investment (1)	(13)	—	—
Restructuring charges (2)	150	—	—
Special legal expenses (3)	31	—	1
Amortization of acquired intangible assets (4)	15	16	18
Reversal of value added tax refund (5)	12	—	—
Asset impairment charges (6)	—	49	—
Merger and strategic initiatives (7)	—	35	28
Sublease loss reserves	—	11	—
Extinguishment of debt	—	2	—
Other	—	—	1

Total non-GAAP adjustments	195	113	48
Adjustment to the income tax provision to reflect non-GAAP adjustments (8)	(66)	(61)	(15)

Total non-GAAP adjustments, net of tax	129	52	33

Non-GAAP net income attributable to Nasdaq	$138	$139	$136

GAAP diluted earnings per share	$0.05	$0.50	$0.59
Total adjustments from non-GAAP net income above	0.75	0.30	0.19

Non-GAAP diluted earnings per share	$0.80	$0.81	$0.78

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
GAAP operating income	$27	$173	$184

Non-GAAP adjustments:

Restructuring charges (2)	150	—	—
Special legal expenses (3)	31	—	1
Amortization of acquired intangible assets (4)	15	16	18
Reversal of value added tax refund (5)	12	—	—
Merger and strategic initiatives (7)	—	35	28
Sublease loss reserves	—	11	—
Extinguishment of debt	—	2	—
Other	—	—	1

Total non-GAAP adjustments	208	64	48

Non-GAAP operating income	$235	$237	$232

Revenues less transaction-based expenses	$507	$517	$529

Non-GAAP operating margin (9)	46%	46%	44%

(1)	We record our investment in The Options Clearing Corporation, or OCC, as an equity method investment. Under the equity method of accounting, we recognize our share of earnings or losses of an equity method investee based on our ownership percentage. As a result of a new capital plan implemented by OCC, we were not able to determine what our share of OCC’s income was for the year ended December 31, 2014 until the first quarter of 2015, when OCC financial statements were made available to us. Therefore, we recorded other income of $13 million in the first quarter of 2015 relating to our share of OCC’s income for the year ended December 31, 2014.

(2)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. We currently estimate that we will recognize pre-tax restructuring charges of $182 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related costs, and other costs. During the three months ended March 31, 2015, we recognized restructuring charges of $150 million, with the remaining amount to be recognized through June 2016. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(3)	Nasdaq has established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012. The reserve is intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve would also cover the anticipated cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. Nasdaq expects that the reopening of the accommodation program will fully resolve claims by UBS Securities against Nasdaq. Nasdaq further anticipates that some or all of amounts paid from the loss reserve will be reimbursed by applicable insurance coverage.
(4)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed in connection with an acquisition, are then amortized over a number of years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(5)	We previously recorded receivables for expected VAT refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(6)	For the three months ended December 31, 2014, asset impairment charges of $49 million related to certain acquired intangible assets associated with customer relationships ($38 million) and certain technology assets ($11 million).
(7)	For the three months ended December 31, 2014, merger and strategic initiatives expense primarily related to our acquisitions of the TR Corporate businesses and eSpeed and a charge of $23 million related to the reversal of a receivable under a tax sharing agreement with an unrelated party. The $23 million charge is offset by a tax benefit as described in note (8) below.
(8)	For the three months ended December 31, 2014, includes $23 million associated with the recognition of a previously unrecognized tax benefit. This amount is offset by the reversal of the receivable described in note (7) above.
(9)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

The NASDAQ OMX Group, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
GAAP operating expenses	$480	$344	$345

Non-GAAP adjustments:

Restructuring charges (1)	(150)	—	—
Special legal expenses (2)	(31)	—	(1)
Amortization of acquired intangible assets (3)	(15)	(16)	(18)
Reversal of value added tax refund (4)	(12)	—	—
Merger and strategic initiatives (5)	—	(35)	(28)
Sublease loss reserves	—	(11)	—
Extinguishment of debt	—	(2)	—
Other	—	—	(1)

Total non-GAAP adjustments	(208)	(64)	(48)

Non-GAAP operating expenses	$272	$280	$297

(1)	During the first quarter of 2015, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. We currently estimate that we will recognize pre-tax restructuring charges of $182 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related costs, and other costs. During the three months ended March 31, 2015, we recognized restructuring charges of $150 million, with the remaining amount to be recognized through June 2016. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(2)	Nasdaq has established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012. The reserve is intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve would also cover the anticipated cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. Nasdaq expects that the reopening of the accommodation program will fully resolve claims by UBS Securities against Nasdaq. Nasdaq further anticipates that some or all of amounts paid from the loss reserve will be reimbursed by applicable insurance coverage.
(3)	Amortization expense related to intangible assets results primarily from business combinations. These non-cash expenses are fixed in connection with an acquisition, are then amortized over a number of years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business or its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(4)	We previously recorded receivables for expected VAT refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(5)	For the three months ended December 31, 2014, merger and strategic initiatives expense primarily related to our acquisitions of the TR Corporate businesses and eSpeed and a charge of $23 million related to the reversal of a receivable under a tax sharing agreement with an unrelated party.

The NASDAQ OMX Group, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Market Services
Equity Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	14.8	16.1	16.1
Nasdaq PHLX matched market share	17.6%	16.2%	16.0%
The NASDAQ Options Market matched market share	9.5%	9.7%	10.3%
Nasdaq BX Options Market matched market share	0.7%	0.7%	1.0%

Total matched market share executed on Nasdaq’s exchanges	27.8%	26.6%	27.3%

Nasdaq Nordic and Nasdaq Baltic Options and Futures
Total average daily volume options and futures contracts (1)	402,421	379,604	385,032

Cash Equity Trading
Total U.S.-listed Securities
Total average daily share volume (in billions)	6.92	7.00	6.94
Matched share volume (in billions)	83.1	90.8	87.2
Matched market share executed on NASDAQ	16.9%	17.6%	17.2%
Matched market share executed on Nasdaq BX	1.8%	2.0%	2.9%
Matched market share executed on Nasdaq PSX	1.0%	0.7%	0.5%

Total matched market share executed on Nasdaq’s exchanges	19.7%	20.3%	20.6%
Market share reported to the FINRA/NASDAQ Trade Reporting Facility	31.4%	30.2%	32.3%
Total market share (2)	51.1%	50.5%	52.9%

Nasdaq Nordic and Nasdaq Baltic Securities
Average daily number of equity trades	439,938	390,302	383,448
Total average daily value of shares traded (in billions)	$5.5	$4.8	$5.9
Total market share executed on Nasdaq’s exchanges	68.8%	69.6%	69.2%

Fixed Income, Currency and Commodities Trading and Clearing
U.S. Fixed Income
Nasdaq average daily volume On the Run U.S. Treasury contracts (in billions)	8.40	8.6	9.9

Nasdaq Nordic and Nasdaq Baltic Fixed Income
Total average daily volume fixed income contracts	107,031	98,284	117,527

Nasdaq Commodities
Power contracts cleared (TWh) (3)	363	413	429

Listing Services
Initial public offerings
NASDAQ	27	49	47
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	17	20	5

New listings
NASDAQ (4)	43	95	77
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (5)	18	23	9

Number of listed companies
NASDAQ (6)	2,779	2,782	2,667
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic (7)	804	792	755

Information Services
Indexes Nasdaq calculates and distributes (in thousands)	42	39	39
Assets under management (in billions) (8)	$105	$99	$94

Technology Solutions
Market Technology
Order intake (in millions) (9)	$40	$194	$66
Total order value (in millions) (10)	$728	$716	$675

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on NASDAQ’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the FINRA/NASDAQ Trade Reporting Facility.
(3)	Primarily includes transactions executed on Nord Pool and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded funds (ETFs).
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of listed companies for NASDAQ at period end, including separately listed ETFs.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Represents assets under management in exchange traded products.
(9)	Total contract value of orders signed during the period.
(10)	Represents total contract value of orders signed that are yet to be recognized as revenue.